SOPHiA GENETICS
STANDARD OPERATING PROCEDURE
10b5-1 Plan policy

1.PURPOSE

A 10b5-1 plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (such plan, a “Trading Plan”) enables Eligible Persons as defined in 2. AUDIENCE below to buy or sell a predetermined number of shares in SOPHiA GENETICS SA, a public company incorporated, organized and existing under the laws of Switzerland and listed on Nasdaq with ticker symbol SOPH (“SOPH”) at a predetermined time, including during blackout periods, while providing an affirmative defense to insider trading for transactions made under the Trading Plan. A Trading Plan must either (i) specify the number of securities and the price at which and the date on which the securities are to be purchased or sold or (ii) include an objective formula or algorithm for determining the number of securities and the price and the date on which the securities are to be purchased or sold, and most importantly, in all cases, does not permit the Eligible Persons to exercise any subsequent influence over how, when or whether to effect purchases or sales.

A Rule 10b5-1 plan can be an effective solution for Insiders as defined in SOPH’s Policy against insider trading (as amended from time, the “SOPH Insider Policy”) to time who need to maintain ownership holding requirements or desire to partially divest out of their concentrated positions. This 10b5-1 Plan policy (this “Policy”) needs to be read in conjunction with the SOPH Insider Policy.

2.AUDIENCE
The Window Group, which consists of (i) directors and officers of SOPH and their assistants and family members, (ii) employees in the Finance, Corporate Development, Investor Relations and Legal departments of SOPH and (iii) such other persons as may be designated from time to time and informed of such status by SOPH’s Chief Legal Officer & General Counsel (the “CLO”), and other Insiders (collectively, “Eligible Persons”) may enter into Trading Plans, upon pre-approval of the CLO.

3.PRE-APPROVAL
An Eligible Person needs to receive pre-approval from the CLO or his or her designee to enter into a Trading Plan. An Eligible Person must enter into the Trading Plan within the period specified as part of the pre-approval.

Each Trading Plan must be reviewed by and needs a pre-approval from the CLO or his or her designee. The outcome of such review, i.e. a confirmation that the request for approval was denied or a confirmation of a pre-approval will be communicated to the Eligible Person via email. Eligible Persons must submit Trading Plans, also including their personal certification as described in 6. TRADING PLAN – PERSONAL CERTIFICATION, for pre-approval at least five business days prior to the anticipated adoption date of the Trading Plan. If the Trading Plan is approved, no further pre-clearance will be required for transactions made pursuant to the terms and conditions of the Trading Plan.

4.REQUIREMENTS
1.1Adoption date
An Eligible Person may enter into a Trading Plan only if the following conditions are satisfied: (i) the adoption date occurs during an open trading window when the Eligible Person may trade securities under the SOPH Insider Policy; and (ii) the relevant Eligible Person does not have possession of any material non-public information (“MNPI”).

1.2Duration
Trading Plans may have a duration as pre-approved by the CLO, subject to securities laws and regulations as applicable from time to time.

1.3Commencement of Transactions
Transactions may not commence under a Trading Plan until the Trading Plan has been approved by the CLO and the “cooling-off period” ends. The “cooling-off period” ends on the later of (i) 90 days following the adoption of the Trading Plan, and (ii) two business days following the filing of SOPH’s Form 6-K or Form 20-F containing consolidated financial statements (and corresponding MD&A) covering the period in which the Trading Plan is adopted, subject to a maximum of 120 days after the adoption of the Trading Plan.

1.4Mandatory Suspension
Each Trading Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Eligible Person, or if relevant guidelines are or this Policy is amended, or other events occur, that would prohibit sales under such Trading Plan.

1.5Modifications
Trading Plans may be modified only if the following conditions are satisfied: (i) pre-approval for such modification is obtained from the CLO; (ii) the modification occurs during an open trading window when the Eligible Person may trade securities under the SOPH Insider Policy; and (iii) the Eligible Person does not have possession of any MNPI.

Modification of one or more key terms and/or conditions of the Trading Plan, including but not limited to the amount, price or timing of transactions under the Trading Plan constitutes a termination of the Trading Plan. The Trading Plan can only resume after a modification after the cooling-off period described above has expired, as if a new Trading Plan was adopted.

1.6Prohibition on cancellation of transactions
Once a Trading Plan is adopted, individual transactions under the Trading Plan cannot be canceled. Instead, the Eligible Person may only terminate the entire Trading Plan by following the procedure below.

1.7Termination
1.1.1Termination prior to expiration
An Eligible Person should enter into a Trading Plan with the expectation that it will not be terminated prior to its stated term. Under extraordinary circumstances, the Eligible Person can terminate the relevant Trading Plan, only upon pre-approval from the CLO prior to terminating a Trading Plan. An Eligible Person who terminates a Trading Plan is prohibited from trading SOPH securities for 30 days following the termination date of the Trading Plan. As always, any transactions outside a Trading Plan must be made in compliance with the SOPH Insider Policy.

If an existing Trading Plan is terminated early and another Trading Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the cooling-off period following the termination of the earlier Trading Plan.

1.1.2Termination upon expiration
If a Trading Plan expires according to its terms (either because all securities have been sold or the Trading Plan has expired), an Eligible Person may enter into a new Trading Plan after obtaining pre-approval as described in this Policy.

5.PROHIBITED TRADING PLANS

1.1Multiple Trading Plans
An Eligible Person may have only one Trading Plan in effect at any time, but may initiate a new Trading Plan so long as transactions under the later-commencing Trading Plan is not authorized to begin until all transactions under the earlier-commencing Trading Plan are completed or expire without execution (and not modified or terminated) and the cooling-off period has lapsed after adoption of the later-commencing Trading Plan. A Trading Plan will not count towards this limit if it is a “sell-to-cover plan” meeting both of the following conditions: (1) the Trading Plan only authorizes sales of securities as necessary to satisfy tax withholding obligations arising solely from the vesting of compensatory awards (not including options) and (2) the Eligible Person is not permitted to exercise control over the timing of sales under the Trading Plan.

One Trading Plan may include multiple brokers so long as the Trading Plan acts as a single Trading Plan.

1.2Single-Trade Plans

A Trading Plan that is designed to effect the total amount of securities subject to the Trading Plan as one single transaction (“single-trade plan”) is prohibited. A Trading Plan does not constitute a single-trade plan if (i) it gives the Eligible Person’s agent discretion over whether to execute the plan as a single transaction or provides that the agent’s future acts depend on events or data not known at the time the plan is entered into and (ii) it is reasonably foreseeable at the time the plan is entered into that the plan results in multiple transactions. Sell-to-cover plans meeting the requirements described in 5.1. MULTIPLE TRADING PLANS are exempt from the limitations described above.

1.3Hedging

As described in the SOPH Insider Policy, hedging or similar transactions are prohibited. Further to this end, an Insider adopting a Trading Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Trading Plan and must agree not to enter into any such transaction while the Trading Plan is in effect.

6.TRADING PLAN – PERSONAL CERTIFICATION
Eligible Persons must personally certify and expressly include in a new or modified Trading Plan that they are:
•Not aware of any MNPI about any SOPH security or SOPH;  and
•Adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
In addition to the personal certification of good faith, the affirmative defense will only be available if the Eligible Person has “acted in good faith” throughout the duration of the plan.
7.COMPANY DISCLOSURE
SOPH will disclose in its Form 20-F information regarding Trading Plans adopted, modified or terminated by directors and officers as required by United States securities laws and regulations, including but not limited to the identity of the directors or officer, the date of adoption, modification or termination, the duration of the Trading Plan and the aggregate number of securities covered by the Trading Plan.

8.INSIDER DISCLOSURE
To the extent that sales made under a Trading Plan are made pursuant to Rule 144 under the Securities Act, Insiders are responsible for complying with Rule 144, including the filing of Forms 144. Insiders must footnote trades disclosed on Forms 144 to indicate that the trades were made pursuant to a Trading Plan.
9.CONTACT INFORMATION
All questions and inquiries regarding this Policy should be addressed to the CLO and, in such person’s absence, his or her designee.

10.ANNEXES
Not applicable